Exhibit 99.1

Contact:	Porter, LeVay & Rose, Inc.
Provectus Biopharmaceuticals, Inc.	Marlon Nurse, DM, SVP – Investor Relations
Peter R. Culpepper, Interim CEO, COO	Phone: 212-564-4700
Phone: 866-594-5999 #30	Allison + Partners
Todd Aydelotte, Managing Director –
Media Relations
Phone: 646-428-0644

FOR IMMEDIATE RELEASE

Provectus Biopharmaceuticals Announces Publication of Two Abstracts on Research into IL PV-10 for Melanoma in Special Issue of ANZ Journal of Surgery

Special Issue Covering Royal Australasian College of Surgeons 85th Annual Scientific Congress, 2–6 May 2016, Queensland, Australia

KNOXVILLE, TN, April 28, 2016 —Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT, www.pvct.com), a clinical-stage oncology and dermatology biopharmaceutical company (“Provectus” or “The Company”), announced today that two abstracts related to research into IL PV-10 for treatment for melanoma have been published in a special issue of the ANZ Journal of Surgery detailing the Royal Australasian College of Surgeons 85th Annual Scientific Congress, 2–6 May 2016, in Queensland, Australia.

The first abstract, titled “Intralesional PV-10 for In-Transit Melanoma – A Single Centre Experience,” notes that “Intralesional PV-10 has been used at Peter MacCallum Cancer Centre since 2010, and the current report presents a retrospective analysis of patient outcomes, reporting the response rates, durability of responses and observed toxicities.”

The Peter MacCallum Cancer Centre, in East Melbourne, Victoria, Australia, is Australia’s only public hospital solely dedicated to cancer treatment, research and education. The abstract was authored by Jocelyn Lippey et al. and examined data from nineteen patients receiving PV-10 at the center.

The second abstract, titled “Intralesional PV-10 Chemoablation Therapy for the Treatment of Cutaneous Melanoma Metastases – Results of a Prospective, Non-Randomised, Single Centre Study,” summarizes work done at the Princess Alexandra Hospital in Brisbane, Queensland, Australia. The authors, Tavis Read et al., set out “to assess the clinical efficacy and treatment outcomes of patients receiving intralesional (IL) PV-10 chemoablation therapy for the treatment of cutaneous melanoma metastases.” This report examined data from forty five patients receiving PV-10 at the hospital.

For more information about the special issue of the ANZ Journal of Surgery where the abstracts appear, visit http://onlinelibrary.wiley.com/doi/10.1111/ans.2016.86.issue-S1/issuetoc (“Abstract Journal for Surgical Oncology,” pages 157-160) or http://onlinelibrary.wiley.com/doi/10.1111/ans.13574/epdf (abstracts SO006 and SO007).

For more information about the RACS Annual Scientific Congress, visit: https://asc.surgeons.org.

About the Royal Australasian College of Surgeons

The Royal Australasian College of Surgeons (RACS), formed in 1927, is a non-profit organisation training surgeons and maintaining surgical standards in Australia and New Zealand. The College’s purpose is to be the unifying force for surgery in Australia and New Zealand, with FRACS standing for excellence in surgical care.

About the Peter MacCallum Cancer Centre

Peter MacCallum Cancer Centre is Australia’s only public hospital solely dedicated to cancer treatment, research and education. The hospital treats more cancer patients each year than any other hospital and the highly skilled medical, nursing and allied health team is backed by the largest cancer research group in Australia. Peter Mac has five locations across the state and provides services to patients from across Victoria and Australia and overseas. Multi-disciplinary teams, consisting of medical, surgical and radiation oncologists, nurses, radiation therapists and allied health professionals, develop comprehensive and coordinated treatment plans, ensuring patients get treatment and a team tailored to their individual needs. For more information, visit http://www.petermac.org.

About Princess Alexandra Hospital

Princess Alexandra Hospital is a tertiary health care centre, providing care in most major adult specialties. We are nationally recognised for our expertise in trauma management and organ transplants. We are one of Australia’s leading academic and research health centres. For more information, visit https://metrosouth.health.qld.gov.au/princess-alexandra-hospital.

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc., specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015) and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with the fully enrolled phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary to complete (versus interim data alone);

•	our determination whether to license PV-10, our investigational drug product for melanoma and other solid tumors such as cancers of the liver, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as cancers of the liver;

•	our ability to license PH-10, our investigational drug product for dermatology, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

###